EXHIBIT

                              EMPLOYMENT AGREEMENT
                              --------------------

                  EMPLOYMENT AGREEMENT is executed this 24 day of April, 1998, and effective as of January 1, 1998 (the "Effective Date"), by and between OLD RIG, Inc. ("OLD RIG" and, prior to the Assignment (defined below), the "Company"), a Delaware corporation which is the general partner of Realty Information Group, L.P. ("RIGLP"), a Delaware limited partnership, and David M. Schaffel ("Executive").

                  WHEREAS, Executive has been heretofore employed by OLD RIG in the capacity of Vice President of Product Development;

                  WHEREAS, OLD RIG desires to retain Executive in such capacity;

                  WHEREAS, Executive desires to remain employed in such capacity by OLD RIG upon the terms and conditions hereinafter set forth; and

                  WHEREAS, Executive and OLD RIG acknowledge that it is presently contemplated that, in connection with an initial public offering (the "Offering") of, or other significant transaction involving, the stock of Realty Information Group, Inc., a Delaware corporation ("RIG" and, after the Assignment (defined below), the "Company"), formerly known as Realty Information Group (Delaware), Inc., (i) OLD RIG and RIGLP will be consolidated with RIG, and (ii) this Employment Agreement will be automatically assigned to and assumed by RIG pursuant to Section 15 without further action by any party.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

                  1. Employment. The Company agrees to employ Executive at the Company's offices in the greater Washington metropolitan area, and Executive agrees to be so employed, in the capacity of Vice President of Product Development. Executive shall perform such functions and undertake such responsibilities as are assigned from time to time by the President of the Company or the Board of Directors. The Company and Executive agree that this agreement terminates and replaces any previous employment agreements between Executive and the Company.

                  2. Term. The term of Executive's employment under this Agreement shall commence on the Effective Date and shall continue for the initial term set forth of two (2) years (the "Initial Term"), and for automatic and successive renewal terms of one (1) year each (each, a "Renewal Term" and collectively, the "Renewal Terms"), unless either the Company or Executive elects not to extend the term beyond the Initial Term or any Renewal Term (herein, the Initial Term or a Renewal Term is sometimes referred to as the "Current Term") and gives to the other party hereto written notice of termination at least six (6) months prior to the end of the Initial Term or at least three (3) months prior to the end of the Renewal Term.




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                  3.  Full time and  efforts.  Executive  shall  diligently  and conscientiously de vote his full time, exclusive attention and best efforts to his duties under this contract.

                  4.  Compensation.

                      (a) Commencing as of the Effective Date of this Agreement and until the Offering, the Company shall pay Executive base compensation for his services at the annual rate then in effect under Executive's existing arrangements with the Company (the "Base Compensation"). Commencing as of the effective date of the Offering, Executive's Base Compensation shall be $120,000 per year. The President of the Company in consultation with the Compensation Committee of the Board of the Company will review Executive's performance and determine any appropriate increases annually thereafter. Base Compensation shall be payable in biweekly or such other installments as shall be consistent with the Company's payroll procedures for its senior executives.

                      (b) In addition, Executive shall be eligible to earn an annual performance bonus (the "Annual Bonus") pursuant to criteria negotiated with the President and approved by the Compensation Committee of the Board of Directors of the Company. The Annual Bonus, if any, shall be paid within one-hundred twenty (120) days of the end of the relevant measuring period. It is expected that the Annual Bonus will be at a target level of not less than 25% nor more than 50% of the Base Compensation paid during such calendar year.

                      (c) RIG shall adopt as of the effectiveness of its Offering, and maintain for the benefit of Executive for as long as any options are outstanding, a Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, RIG will grant to Executive as of the effectiveness of the Offering an option to purchase such number of shares of RIG common stock as 12,849 units of RIGLP would be converted in the Offering. The exercise price of the options shall be the fair market value of such stock on the grant date (measured by the price of such stock determined at the pricing meeting of underwriters in connection with the Offering). Options granted to Executive under the Stock Option Plan may be non-qualified stock options or "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Such options shall vest: 25% upon the effectiveness of the Offering; 25% on December 31, 1998; 25% on December 31, 1999; and 25% on December 31, 2000.

                      (d) In the event that no Offering shall occur but the Company, OLD RIG or RIGLP shall consummate a Significant Equity Transaction during the term of this Agree ment, then immediately prior to the consummation of such transaction the Company, OLD RIG or RIGLP, as the case may be, shall grant to Executive options to purchase 40,000 shares of common stock of the Company, 12,849 shares of OLD RIG or 12,849 units of RIGLP, as the case may be, at a price per share or unit equivalent to the price being paid by the purchaser in such Significant Equity Transaction. Such options will vest as provided in
Section 4(c). For purposes of this clause (d), "Significant Equity Transaction" shall mean any equity funding of the

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Company, OLD RIG or RIGLP, as the case may be, in which the purchaser invests at least $15 million in such entity or entities.

                  5. Benefits. Executive shall be entitled to participate in, and receive benefits from any insurance, medical, disability, vacation or pension plan of the Company for which Executive satisfies the generally applicable criteria for eligibility, and to other perquisites which may be in effect at any time during the term hereof that are generally available to senior executive officers of the Company.

                  6. Expense reimbursement. The Company shall reimburse Executive for all categories of expenses incurred in carrying out his duties under this Agreement that the Company's policies regard as reasonable and necessary. Executive shall present to the Company from time to time an itemized account of such expenses in any form required by the Company.

                  7.  Termination without cause.

                      (a) By the Company. The Company may terminate this Agreement without cause upon sixty (60) days' written notice. In such an event
(i) all of Executive's unvested options due to vest within the next twelve (12) months will vest and (ii) Executive will, as severance and liquidated damages and in consideration of his execution of a complete and absolute release of the Company and its officers from any and all further claims, receive (A) on a monthly basis, as if he had not been terminated, all payments (other than bonus) he would have received for the greater of (x) the term remaining under the Agreement had he not been terminated or (y) six months, and (B) a pro rata share of any bonus based upon that portion of such calendar year during which Executive was employed.

                      (b) By Executive. Executive may without cause terminate this Agreement, by giving one hundred eighty (180) days' written notice during the Initial Term, or ninety (90) days' written notice during any Renewal Term, to the Company. In such event, at the sole discretion of the Company, Executive shall continue to render all services. Executive shall be paid the base compensation, accrue bonus and vest options as provided by Section 4 up to the date of termination, but shall not receive any salary or bonus payment thereafter nor shall any stock option that is not otherwise vested or nonforfeitable on the date of termination become vested or nonforfeitable on such date.

                  8. Termination after merger or acquisition. In the event of the merger of the Company or the acquisition, directly or indirectly, of all or substantially all of the Company's assets or a controlling interest in the voting shares of the Company by an unaffiliated party (a "Change of Control"), Executive may elect to treat that event as a termination without cause unless the new party: (a) extends to him a reasonable offer to (i) be retained by the Company in an executive position of responsibility, authority and compensation comparable in material respects (including location) to the position of Executive immediately prior to the Change of Control, (ii) retain all rights accorded under this Agreement and (iii) be afforded all privileges

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accorded to other executives of the Company;  and (b) in fact retains  Executive in such capacity for at least twelve (12) months after the Change of Control. Executive acknowledges and agrees that the transactions described in the fourth recital shall not constitute a "Change of Control."

                  9. Termination for cause. The Company may terminate this Agreement (a) for cause at any time by notifying Executive in writing of such termination and the cause thereof or (b) in the event of Executive's death or prolonged disability; provided, however, that the only grounds constituting cause shall be: (i) Executive's gross negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the reasonable, material and documented directives of the Board, his superior officers, or the Company's material policies and procedures (including without limitation the provisions of Section 10 hereof), which actions continue uncured for a period of at least thirty (30) days after receipt by Executive of written notice of the need to cure or cease;
(ii) Executive's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (iii) Executive's indictment for, conviction of, or guilty or nolo contendere plea to, a felony; and (iv) Executive's abuse of alcohol or drugs (legal or illegal), other than legal drugs taken under the direction of a physician, that, in the Company's reasonable judgment, materially impairs Executive's ability to perform his duties hereunder. In any such event, Executive will forfeit all unvested options and all claims to bonuses not yet awarded, and will be paid through the date of the termination; provided, however, that in the event of termination for death or prolonged disability, all unvested options shall immediately vest.

                  10. Confidentiality, Invention and Non-Compete Agreement.

                      (a) During the term of this Agreement, and thereafter for the duration of the period, if any, that Executive continues to be employed by the Company and/or any other entity owned by or affiliated with the Company or on an "at will" basis, and thereafter for the Non-Competition Period (defined below), Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

                           (i)  engage,  as an officer,  director,  shareholder,
owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company in the United States, Canada, the United Kingdom, or other nations in which the Company is conducting or in which he was aware the Company had plans to conduct business within the eighteen (18) months following his termina tion (the "Territory"); provided, however, that the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter;

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                           (ii)  call  upon any  Person  who is,  at that  time,
within the Territory, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

                           (iii)  call upon any  Person  who or that is, at that
time, or has been, within one year prior to that time, a customer of the Company within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory; or

                           (iv) on  Executive's  own  behalf or on behalf of any
competitor, call upon any Person as a prospective acquisition candidate for an entity other than the Company or its affiliates who or that, during Executive's employment by the Company was, to Executive's knowledge, either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by the Company. Executive, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with any prospective acquisition candidate upon being informed that the Company had called upon such candidate or made an acquisition analysis thereof.

                      (b) Executive acknowledges that during the course of his employment, he may develop and obtain access to trade secrets, proprietary software and other "confidential business information" of the Company, such as its software systems, sources of data, databases and other competitively sensitive information kept in confidence by the Company such as selling and pricing information and procedures, research methodologies, customer lists, business and marketing plans, and internal financial statements. Executive agrees to not use or disclose any trade secrets, proprietary software or confidential business information to which he is exposed or has access in the course of his employment with the Company, even if elements of any of them may belong to third parties, during his employment and for so long afterwards as the Company seeks to maintain as confidential the proprietary software, trade secrets or confidential business information, whether or not the software, trade secrets and confidential business information are in written or tangible form, except as required and authorized during the performance of Executive's duties for and with the Company. Executive agrees that, given the nature of the Company's business and business plans there will never come a time when disclosure of the Company's proprietary software, trade secrets or confidential information would not be seriously injurious to the Company.

                      (c) Executive acknowledges that he has been employed by the Company during its critical developmental and roll-out stages and that leaving the employ of the Company to join any business competitor would seriously hamper the business of the Company. Accordingly, Executive agrees that the Company shall be entitled to injunctive relief to prevent him from violating this Section 10, in addition to all remedies permitted by law, to enforce the provisions of this Agreement. Executive further acknowledges that his training, experience and technical skills are of such breadth that they can be employed to Executive's advantage in other areas which are not in direct competition with the business of the Company on the date of

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termination of Executive's employment and consequently the foregoing obligations will not unreasonably impair Executive's ability to engage in business activity after the termination of Executive's employment.

                      (d) For purposes of this Section 10, the term "Company" shall mean the Company and each of its subsidiaries, predecessors in interest and successors; and the term "Non-Competition Period" shall mean the period commencing on the date hereof to and including the second anniversary of the date on which Executive ceases to be employed by the Company (provided, however, that the Non-Competition Period, during which the agreements and covenants of Executive made in this Section 10 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 10).

                      (e) The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 10 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination. Upon termination of this Agreement for any reason, the covenants specified in this Section 10 shall survive for the term specified herein.

                      (f) All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

                  11. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party.

                      (a)  If to the Company:

                           Andrew C. Florance
                           Chief Executive Officer
                           Realty Information Group
                           7475 Wisconsin Avenue
                           Sixth Floor
                           Bethesda, Maryland 20814
                           Telefax: 301-718-2444

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                      (b)  If to  Executive,  to  the  address  indicated  below
Executive's name on the signature page.

                  12. Arbitration. The parties agree that any dispute between the parties relating to this Agreement shall not be resolved in litigation, but instead shall be resolved in final, binding arbitration by a single arbitrator under the auspices of the American Arbitration Association ("AAA") in Washington, D.C. Any such arbitration shall be conducted in accordance to the AAA's Employment Dispute Resolution Procedures.

                  13. Waiver of Breach. The waiver by either party of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

                  14. Governing Law. The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

                  15. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns but the rights and obligations of Executive are personal and may not be assigned or delegated without the Company's prior written consent. Notwithstanding the preceding sentence, OLD RIG shall be permitted to assign all of its obligations hereunder to RIG and such assignment shall be deemed to have occurred upon the effectiveness of the consolidation of OLD RIG and RIGLP with RIG (the "Assignment").

                  16. Counterparts. This Agreement, for the convenience of the parties, may be executed in any number of counterparts, all of which when taken together shall constitute one and the same Agreement.

                  17. Entire Agreement concerning Employment; Supremacy of Employment Agreement. This Agreement, together with Executive's arrangement with the Company concerning the forgiveness of debt relating to his purchase of units in RIGLP, constitutes the entire Agreement between the parties as to Executive's employment and compensation therefor and supersedes and replaces any and all agreements, written or oral, as to such matters. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. If there is any conflict with respect to Executive between the provisions of this Agreement and the provisions of either the bonus plan or the Stock Option Plan, as applicable, the provisions of this Agreement shall govern.

                  18. Amendments. This Agreement may be amended only in writing, signed by both parties.

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                  In witness whereof,  Company has by its appropriate  officers, signed and affixed its seal and Executive has signed and sealed this Agreement, to be effective as of the last date noted below.



OLD RIG, INC.                                EXECUTIVE

By:/s/ Andrew C. Florance                    /s/ David M. Schaffel
    --------------------------               -----------------------------------
                                             Name:  David M. Schaffel

Date: March 24, 1998                         Date:  March 24, 1998
     -------------------------                    ------------------------------

                                             Address:

                                             -----------------------------------
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                                             Telephone/Fax:

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